                                                                    Exhibit 10.7


COOPERATION AND PROJECT FUNDING AGREEMENT
-----------------------------------------
(for full-scale or pilot R&D projects)

This Agreement is made this 19th day of November 2001, by and among

(1) SINGAPORE-ISRAEL INDUSTRIAL RESEARCH AND DEVELOPMENT, a company incorporated in Singapore and having its principal place of business at 250 North Bridge Road, #24-00 Raffles City Tower, Singapore 179101 ("SIIRD", which expression shall where the context so admits include SIIRD's successors in title and assigns);

(2) ORGANITECH LIMITED, a [company incorporated in Israel] and having its principal place of business at Science Park Technion P O Box 212, Nesher 36601, Israel ("ORGANITECH", which expression shall where the context so admits include ORGANITECH's successors in title and assigns); and

(3) AGRONAUT PTE LTD, a company incorporated in Singapore and having its principal place of business at 370C Alexandra Road, #03-02, Singapore 159956 ("AGRONAUT", which expression shall where the context so admits include AGRONAUT's successors in title and assigns).

ORGANITECH and AGRONAUT shall hereinafter collectively referred to as the "Participants" and individually as the "Participants".

WHEREAS:

A. The Ministry of Foreign Affairs for the Government of the State of Israel and National Science Technology Board of Singapore, did, on the 10th day of December, 1996, sign an Agreement concerning bilateral cooperation in private sector industrial research and development through the establishment of a Singapore-Israel Industrial R&D program.

B. The National Science and Technology Board of Singapore has been provided authority to make a grant of US$1,000,000 annually starting from 1997 to the Singapore-Israel Industrial Research and Development.

C. The Ministry of Finance of the Government of Israel has provided authority to the Office of the Chief Scientist, OCS, to make a yearly grant of the equivalent of US$1,000,000 in New Shekels, annually starting 1997, to the Singapore-Israel Industrial Research and Development.

D. SIIRD has examined and duly approved the Proposal (as hereinafter defined) and is willing to provide certain funding for the implementation of the Proposal on the terms and conditions hereinafter set forth.

NOW IT IS HEREBY AGREED, in accordance with the terms and subject to the conditions herein contained as follows

1.   DEFINITIONS & GENERAL TERMS

1.1 In this Agreement unless the context shall otherwise require the following words and expressions shall have the following meanings:

"Advance"           shall have the meaning ascribed to it in paragraph 1 of
                    Annex B


"Agreement"         means this agreement, as amended, revised, modified,
                    supplemented, novated or otherwise altered from time to time

"Approved Program   means the approved program plan set forth in Annex C
Plan"

"Approved Project   means the approved project budget set forth in Annex A
Budget"

"Grant"             shall have the meaning ascribed to it in Clause 2.1

"Gross Sales"       shall have the meaning ascribed to it in Clause 3.2

"Innovation"        means any products, processes, inventions, technology,
                    discoveries, improvements, modifications, methods, software, specifications, or any form of technical information developed or arising from the Proposal.

"Other Sums"        means any sums of money other than the Grant actually
                    awarded to the Participants by SIIRD in connection with the subject matter of the Proposal

"Projected          means the aggregate of all dollar figures under the heading
Expenditure"        "Cost To Project" in the Approved Project Budget for both
                    ORGANITECH and AGRONAUT, as may be amended from time to time.

"Proposal"          means the Proposal, dated the 19th day of April, 2001,
                    stamped with SIIRD's approval on the 25th day of July, 2001, as set forth in Schedule 1. For the avoidance of doubt, should any provision of the said Proposal be inconsistent with any other provision of this Agreement, the provisions otherwise set forth in this document shall prevail.

"Qualifying Cost"   means, in relation to each Qualifying Item, the dollar
                    figure as reflected opposite such Qualifying Item in the Approved Project Budget.

"Qualifying Item"   means the item as listed under the heading "Qualifying
                    Item" in the Approved Project Budget.


"Repayment Rate"    shall have the meaning ascribed to it in Clause 3.1(a)
                    whichever is applicable.

"SIIRD's pro rata   means the percentage of the actual expenditures of
share"              the  project in the implementation of the Proposal
                    which SIIRD provides under this Agreement

1.2. (a) any reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended, consolidated or replaced by the same and any regulations, instruments or subordinate legislation made thereunder;

     (b) any reference in this Agreement to "writing" or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communication;

     (c) words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter gender and vice versa, and words importing persons shall include bodies corporate, unincorporated associations and partnerships;

     (d) reference to Clauses, Schedules and Recitals are reference to Clauses, Schedules and Recitals of this Agreement, and

     (e) the headings to the Clauses and paragraphs are inserted for ease of reference only and shall not affect the interpretation thereof or of this Agreement.

1.3 The Recitals, Schedules and the Annexes to this Agreement are incorporated into and form an integral part of this Agreement.

1.4 The Participants shall be bound and obliged jointly and severally and any reference to the obligations and liabilities of the Participant(s) shall mean the joint and several obligations and liabilities of the Participants, as herein provided.

1.5 The General Manager of SIIRD is empowered by its Board of Directors to execute this Agreement and to perform all acts under the terms hereof on behalf of SIIRD.

2.   PROJECT FINANCING

2.1 SIIRD hereby agrees to fund the implementation of the Proposal by the Participants by providing a grant (the "Grant") of up to fifty per cent. (50%) of the actual expenses incurred for each Qualifying Item provided that in respect of all Qualifying Items, the aggregate amount of the Grant shall not exceed US$599,649 or 40% of the Qualifying Expenditure, whichever is lesser.

2.2 The Grant shall be provided to the Participants at the times as set forth in the manner as set forth in Annex B.

2.3 The Participants shall bear the expenditures incurred for the implementation of the Proposal in a timely fashion in excess of those provided under the Grant.

2.4 Notwithstanding anything above, SIIRD shall have the right to revoke the award of the Grant and/or terminate this Agreement at any time if there shall have been any adverse material change (as reasonably determined by SIIRD) in the implementation of the Proposal. In the event of any such revocation, the Participants shall forthwith return to SIIRD any unexpended portion of the Advance. If not repaid forthwith, such sum shall bear interest in accordance with Clause 3.9.

3.   REPAYMENT OF GRANT

     Sale of products of the Innovation

3.1 Each Participant shall, jointly and severally, make payments to SIIRD based on Gross Sales derived from the sale, leasing or other marketing or commercial exploitation of the Innovation, including service or maintenance contracts, commencing with the first such commercial transaction. Such payments shall be based on either of the following:

     (a) The Participants may repay the Grant and any Other Sums in US Dollars at the rate of 2.5% ("Repayment Rate") per year of the Gross Sales for that year, until 100% of the Grant and Other Sums have been repaid; or

     (b) The Participants may repay the Grant and Other Sums in any amount in the years following the first commercial transaction as set out below, until the maximum percentages as stated below have been satisfied in which event no additional payments to SIIRD on account of the Grant and Other Sums shall be required.

     Years Following                   First Maximum Percentage of Grant and
     Commercial Transaction            Other Sums to be Repaid

     1                                        68%
     2                                        76%
     3                                        82%
     4                                        91%
     5                                        98%
     6 or more                                100%

3.2 The term "Gross Sales" shall mean the gross invoiced sales value of the products of any Innovation sold by the Participant. In the computation of the Gross Sales, no costs incurred by the Participant in the development, design, manufacture, sale, distribution or exploitation of the products shall be deducted from the Gross Sales. In any sale or disposal of any products of the Innovation or part thereof otherwise than in an arm's length transaction or otherwise than for money, the Gross Sales shall be the fair market value (if higher) of such products in the relevant country of sale or disposal, The term "Gross Sales" shall also include all specific export incentives or bonuses paid to the Participant on account of sale of the products of Innovation for export, but shall not include sums paid for commissions, brokerage, value added and sales taxes on the sale of the finished product, or transportation and associated insurance costs, if same have been included in the gross sales price.

3.3 The Innovation shall be deemed to have been sold, marketed or otherwise commercially exploited if the Innovation, or any improvement, modification or extension of it is put to the benefit of a third party, whether directly or indirectly, and whether standing alone or incorporated into or co-joined with other hardware or processes, and for which benefit the said third party gives something of value. This provision shall not apply to transactions between the Participants or between the Participants and their parents or subsidiaries. Should such parent or subsidiary resell the Innovation separately identified or incorporated in a system, the Gross Sales price shall be the price to third parties from the parent or subsidiary making the sale, such Gross Sales price being defined by the same criteria as safes are defined for purposes of "Gross Sales" in Clause 3.2.

3.4 If the Innovation is a part of a product sold, marketed or otherwise commercially exploited, the Gross Sales price for purposes of payments according to Clause 3 shall be the Gross Sales price of that product multiplied by a factor whose numerator is the manufacturing cost of the Innovation and whose denominator is the manufacturing cost of the product. Notwithstanding the aforesaid, if there shall have been established a market price for the Innovation, such price shall be the basis for payments according to Clause 3, notwithstanding the incorporation of the Innovation in another product.

3.5 In the event a Participant obtains a patent in accordance with Clause 8 in respect of an Innovation and such patent is licensed to other third parties for the sales of any products embodying the Innovation or made by practicing the Innovation, unless such Participant is making payments to SIIRD under the other sub-clauses of Clause 3, the Participant shall pay to SIIRD a grant repayment on sales of such products, in accordance with Annex D.

3.6  Assignment of technology or Innovation
     --------------------------------------
     Should any portion of the Innovation or technology developed in whole or in part under this Agreement be assigned or sold outright to a third party, one-half of all proceeds of the assignment or sale as received by the Participants shall be applied to repay SIIRD until there has been full repayment to SIIRD of a sum equal to the percentage indicated in Clause 3.1(b) of the Grant and Other Sums actually received by Participants hereunder, in equivalent dollars valued at time of repayment.

3.7  Licensing of technology or Innovation
     -------------------------------------
     If any Innovation or any technology developed under this Agreement becomes the subject of any licensing, the Participant shall pay to SIIRD a grant repayment in accordance with Annex E.

3.8 All payments due to SIIRD under this Agreement shall be calculated on a semiannual calendar basis, and statements, consistent with generally accepted accounting procedures and with the standard accounting procedures of the Participant and signed by an officer of the Participant, rendered with payment within 90 calendar days following the end of each semiannual period. Payments to SIIRD under Clause 3 shall commence at the end of the semiannual period during which the first sale or commercialization was made.

3.9 All payments due to SIIRD and not paid by the Participants under this Agreement shall bear interest at 1% more than the average prime rate prevailing at Chase Manhattan Bank, Singapore, during the period from the date payment was due until the date actually made.

3.10 This Clause 3 shall survive termination of this Agreement, and to the extent of any obligation to make royalty payments under this Agreement, such obligation shall continue for the life of the last-to-expire patent issued on any invention made in whole or in part arising from the implementation of the Proposal,

4.   CONDUCT OF THE PROJECT

4.1 Each Participant agrees to implement the Proposal in accordance with good standards relevant to such undertakings, and shall expend funds received hereunder only in accordance with such Proposal and the requirements of this Agreement.

4.2 Each Participant agrees to comply with the Approved Program Plan for the Innovation in accordance with the Approved Program Plan. Each Participant shall, in furtherance of the implementation of the Proposal, carry out the tasks and contribute all necessary funds, resources and facilities for the implementation of the Proposal.

4.3 ORGANITECH hereby appoints Mr. Lior Hessel as the Israel Project Manager and AGRONAUT hereby appoints Mr. Jason Lim as the Singaporean Project Manager for the implementation of the project during the period of this Agreement and in accordance with the Approved Program Plan.

4.4 The Participant shall not make substantial transfers of funds from one budget item to another, change key personnel or their duties and responsibilities or diminish their time allocated to the proposed work hereunder without prior written approval by SIIRD, which approval shall not be unreasonably withheld.

4.5 Should any key person be absent from his work or should such absence be expected for 90 days or more, or should there be any significant reduction in the total personnel force assigned under the Proposal, the Participant shall forthwith notify SIIRD.

4.6  Each Participant shall:

     (a) co-operate in ensuring that the implementation of the Proposal is carried out on its part by properly qualified personnel;

     (b) procure that authorised representatives of SIIRD are allowed reasonable access to the work carried out by it in connection with the Proposal and to the, records, accounts, reports and any form of documentation relating to, and personnel involved in the implementation of the Proposal from time to time; and

     (c) promptly notify SIIRD if there is any unforeseen technical or scientific problem which is likely to cause a material delay or difficulty in achieving any of the objectives of the Proposal or result in any material increase in the costs of implementing the Proposal.

4.7  If at any time the Participant believes that:

     (a) there is no reasonable likelihood of success of the project of the Proposal;

     (b) substantial costs will have to be additionally incurred or amount of funding will have to be additionally provided to complete the implementation of the Proposal;

     (c) there has been a failure to achieve any of the material steps or milestones as set out in the Approved Program Plan and the Proposal; or

     (d) the objectives of the Proposal have been substantially achieved by research outside the Proposal,

     SIIRD and the Participants shall negotiate in good faith to re-define the Proposal or terminate this Agreement.

5.   REPORTING REQUIREMENTS

5.1  The Participant shall submit to SIIRD, in writing, the following reports:

     (i) First fiscal and technical reports within 60 days following the expiration of the first 7 month period; and

     (ii) Final fiscal and technical reports within 90 days following revocation of the Grant or termination of this Agreement or completion of the implementation of the Proposal, whichever is earlier.

     Such reports shall be in form and substance as provided in Formats for Technical and Fiscal Reports, SIIRD Information Handbook, Chapters IV.A. and B.

     The Participant shall give a presentation to SIIRD on the fiscal and technical reports and on the progress of the implementation of the Proposal upon or as soon as practicable after the submission of the above reports to SIIRD.

5.2 In the event of failure by the Participants to comply with the requirements under Clause 5.1, SIIRD reserves the right to terminate this Agreement without notification, and/or to withhold all subsequent reimbursements of the Grant and demand repayment of the Advance, upon which the Participants shall within 30 days of the demand repay SIIRD the Advance. All late payments shall bear interest at 1% more than the average prime rate prevailing at Chase Manhattan Bank, Singapore, during the period from the date payment was due until actually made.

5.3 The Participants shall provide, at its expense, briefings on the progress of the work hereunder within 45 days following request by SIIRD. Such briefings shall accord with the form and depth as SIIRD may reasonably request.

6.   PUBLICATIONS

6.1 In any publication in scientific or technical journals of data or other information derived from the work under the Proposal, or any publication related to such work, but not including product literature or manuals, the support of SIIRD shall be acknowledged.

6.2 To the extent so required the Participants shall permit SIIRD free dissemination of such publications or information under Clause 6.1 subject to the limitation of Clause 7. The Participants shall be deemed hereby to waive any claim with respect to such dissemination for infringement of any copyright it may have or may obtain.

6.3 The Participants shall furnish to SIIRD two (2) copies of all publications resulting from SIIRD-supported work as soon as possible after publication.

MTBF, MTTR

The machine parts are still fragile and need continuous service. When the machine malfunctions, time is needed to repair it and put it back into operation. The problem exists in the mechanical moving parts, the floats and the software that supports the operation of the machine. The machine should change from an MTBF of a few days to a MTBF of two weeks. This will be achieved by the following steps:

     o The software will be revised to include a better GHI (Guider Human Interface) that will enable easier operation and allow for the operator to be less skilled and trained.
     o   Mechanical parts will need to be redesigned.
     o The robot will be modified to meet the dimensions of the new plants and its end effectors will be restructured.
     o   Float rotation mechanisms will be upgraded.
     o Firmer construction of the polystyrene floats will be conducted for endurance purposes. Watertight design will be applied for a longer lasting operational capability.
     o The software will also be modified to better detect and avoid hazardous situations.
     o Automatic calibration will assist to detect changes in the machine environment.
     o   The machine will be upgraded for automatic initialization.
     o Log files of errors and status will be built in the software for detection of statistical decay of mechanical system.

Machine Cost

As a Beta machine development, cost is a second priority. Many parts of the machine will be designed to make them cheaper to manufacture and easier to assemble. The machine's hardware and software cost should decrease from $100,000 to $60,000. The machine's cost reduction will be by:
Reducing the cost of purchased parts through finding secondary sources and appointing suppliers in the Far East.
Reduction of the complexity in manufacturers' parts.
Locating cheaper manufacturers in the Far East.
Searching for technological subsystems that are designed for mass production.

Operation Cost

The cost of operation is the key factor in the commercial success of the machine. The main cost is the electricity. The engineers will tackle this problem by developing a cost effective solution to the lighting system and the air-conditioning system. The machine's operational cost needs to be reduced by 25%. This can be achieved through:

The research for more efficient lighting ballasts for the fluorescent lamps. Testing of other cooling methods such as water-cooling or by using a centralized approach.

Improve Yield

The machine is designed to produce about 400 heads of lettuce per day. Increasing the daily yield of the machine will automatically influence the cost of production per head.
The machine's daily yield should increase from 400 to 600 heads per day.
The yield increase can be affected by two ways. One is by the agronomical approach, which is by speeding the plant growth through means of an improved environmental and mineral state. The other is through engineering, by optimizing the machines space volume. This is possible by performing one or two more transplanting activities.

Meeting Standards

The project will include the implementation of standard requirements for the various markets in the region. The redesign/modifications of the machine will enable meeting these standards. The work with the Far East standard authorities will be conducted from Singapore by Agronaut.

Agronomic

The agronomic activities will set the guidelines for the engineering developments for adapting the GrowTECH(TM) system for the intensive growth of leafy vegetables and herbs in demand in the Singaporean and other Far East markets. Research will be conducted in the search for various growth elements for the optimum production of high quality plants in the GrowTECH(TM) system. The subjects to be researched and developed are:

1. Develop germination substrate.

   Select substrate that will increase germination rates beyond 90%.

     o Germination medium for high germination percentage and assurance for the continuous growth in the hydroponics system.

2. Select products: find plants that have a better price.

   Tests have been conducted by both companies on PakChoi, Kailan, Arugula, Basil.

3. Optimize nutrition solutions.

   Select a Solution that will increase weight by more then 5%.

     o Creating the fertilizing solutions for the different stages of the plant's growing cycle.

4. Artificial climate & Air mixture optimization.

   Select a climate that will increase weight by more than 5%.

     o Establishment of the climatic conditions in the system to meet the needed temperatures and humidity.

     o   Creating the most plant mass possible by controlled input of C02.

5. Photosynthesis optimization:

   Select lightings that will increase weight by more than 5%.

     o   Test various wavelengths, photoperiod durations and intensity.

     o   Select optimal Electric cost Vs, crop weight.

     o Adjusting the lighting system to provide the optimum spectrum needed by the various plants.

After all previous tests, select mixture of all parameters: climate, nutrition and lightings for best results.

Target: select a mixture that will increase weight by more than 10%.

6. Environmentally friendly insect rejection mechanisms.

     o Development of plant immunity by strengthening the plant's immune system through additives in the fertilizing solution.

     o Creating an insect and disease free environment by creating conditions hostile to them while remaining environmentally friendly.

PROGRAM PLANNED
---------------

Budget

----------------------------------------------------------
                                                    Total
               Start                      End       Cost

            total cost                              1731
----------------------------------------------------------
               Beta Machines 15/7/01    14/7/02

       Ship Betas to Singapore

                           M1 2/7/01    1/2/02      250
               Define M1 Spec 2/7/01    27/7/01     20
                M1 spec sign 27/7/01    27/7/01     0
                   design M1 30/7/01    24/8/01     50
                    Build M1 27/8/01    9/11/01     100
               pass CE mark 12/11/01    4/1/02      35
         Ship M1 to Singapore 7/1/02    1/2/02      45
----------------------------------------------------------
                           M2 2/7/01    10/1/03     1002
         improve machine cost 2/7/01    25/1/02     165
        reduce operation cost 2/7/01    25/1/02     180
       Increase MTBF of robot 2/7/01    12/10/01    150
      Increase MTBF of System 2/7/01    2/11/01     135
              Increase Yield 28/1/02    31/5/02     85
               Define M2 Spec 1/7/02    26/7/02     15
                   design M2 29/7/02    23/8/02     45
                M2 spec sign 23/8/02    23/8/02     0
                    Build M2 26/8/02    13/12/02    180
       Ship M2 to Singapore 16/12/02    10/1/03     47
----------------------------------------------------------
                   Agronomics 2/7/01    4/7/03      466
              Select products 2/7/01    14/12/01    10
      Germination substrate 17/12/01    31/5/02     67
          Nutrition solutions 3/6/02    15/11/02    62
Insect rejection mechanisms 18/11/02    13/6/03     77
        Climate & Air mixture 2/7/01    25/1/02     82
         Artificial lighting 28/1/02    27/9/02     83
 Photosynthesis optimization 30/9/02    4/7/03      77
                  project end 4/7/03    4/7/03      8
----------------------------------------------------------

                                                 Israel 1171
------------------------------------------------------------------------------------------------------------------------------------
                                                 Purchase &               Project    Mech.     Soft                Chief    OverSeas
               Start                      End    Degradable  Contractors  Manager  Engineer  Engineer  Technician  Agronom  Flights

            total cost                             375           274        59       257        75         60         55       16
------------------------------------------------------------------------------------------------------------------------------------
               Beta Machines 15/7/01    14/7/02

       Ship Betas to Singapore

                           M1 2/7/01    1/2/02
               Define M1 Spec 2/7/01    27/7/01                             10       5
                M1 spec sign 27/7/01    27/7/01
                   design M1 30/7/01    24/8/01                             5        40         5
                    Build M1 27/8/01    9/11/01    60            20                                        20
               pass CE mark 12/11/01    4/1/02                   20         3        7
         Ship M1 to Singapore 7/1/02    1/2/02                                                                                 2
------------------------------------------------------------------------------------------------------------------------------------
                           M2 2/7/01    10/1/03
         improve machine cost 2/7/01    25/1/02    50            60         5        40                    5          5
        reduce operation cost 2/7/01    25/1/02    70            50         5        40         10                    5
       Increase MTBF of robot 2/7/01    12/10/01   40            40         5        40         20         5
      Increase MTBF of System 2/7/01    2/11/01    20            40         5        20         20         5          5
              Increase Yield 28/1/02    31/5/02    20            10         5        20         10         5          5
               Define M2 Spec 1/7/02    26/7/02                             5        5
                   design M2 29/7/02    23/8/02                             5        30         10
                M2 spec sign 23/8/02    23/8/02
                    Build M2 26/8/02    13/12/02   60            20                                        20
       Ship M2 to Singapore 16/12/02    10/1/03                                                                                2
------------------------------------------------------------------------------------------------------------------------------------
                   Agronomics 2/7/01    4/7/03
              Select products 2/7/01    14/12/01                                                                      5
      Germination substrate 17/12/01    31/5/02    10                                                                 5        2
          Nutrition solutions 3/6/02    15/11/02   10                                                                 5        2
Insect rejection mechanisms 18/11/02    13/6/03    10            5                                                    5        2
        Climate & Air mixture 2/7/01    25/1/02    5             5                   5                                5        2
         Artificial lighting 28/1/02    27/9/02    15            4          3        5                                5        2
 Photosynthesis optimization 30/9/02    4/7/03     5                                                                  5        2
                  project end 4/7/03    4/7/03                              3
------------------------------------------------------------------------------------------------------------------------------------

                                                   Singapore 662
---------------------------------------------------------------------------------------------------------------------------------
                                                   Purchase &                 Mech.     Project              Tech.      OverSeas
               Start                      End      Degradable  Contractors  Engineer    Manager   Agronoms  Support     Flights

            total cost                                335         59           16         50        100       90          12
---------------------------------------------------------------------------------------------------------------------------------
               Beta Machines 15/7/01    14/7/02       100

       Ship Betas to Singapore                        15

                           M1 2/7/01    1/2/02
               Define M1 Spec 2/7/01    27/7/01                                           5
                M1 spec sign 27/7/01    27/7/01
                   design M1 30/7/01    24/8/01
                    Build M1 27/8/01    9/11/01
               pass CE mark 12/11/01    4/1/02                    5
         Ship M1 to Singapore 7/1/02    1/2/02        20          10           3                              10
---------------------------------------------------------------------------------------------------------------------------------
                           M2 2/7/01    10/1/03
         improve machine cost 2/7/01    25/1/02
        reduce operation cost 2/7/01    25/1/02
       Increase MTBF of robot 2/7/01    12/10/01
      Increase MTBF of System 2/7/01    2/11/01                                                     20
              Increase Yield 28/1/02    31/5/02                                                     10
               Define M2 Spec 1/7/02    26/7/02                                           5
                   design M2 29/7/02    23/8/02
                M2 spec sign 23/8/02    23/8/02
                    Build M2 26/8/02    13/12/02      60          20
       Ship M2 to Singapore 16/12/02    10/1/03       20          10           3                              10          2
---------------------------------------------------------------------------------------------------------------------------------
                   Agronomics 2/7/01    4/7/03
              Select products 2/7/01    14/12/01                                          5
      Germination substrate 17/12/01    31/5/02       20                                  5         10        10          5
          Nutrition solutions 3/6/02    15/11/02      20                                  5         10        10
Insect rejection mechanisms 18/11/02    13/6/03       25          5                       5         10        10
        Climate & Air mixture 2/7/01    25/1/02       20          5            5          5         10        10          5
         Artificial lighting 28/1/02    27/9/02       15          4            5          5         10        10
 Photosynthesis optimization 30/9/02    4/7/03        20                                  5         20        20
                  project end 4/7/03    4/7/03                                            5
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

 ID  Task Name                          Duration        Start          Finish        Pred
------------------------------------------------------------------------------------------
 1   M1                                 155 day        02/07/01       01/02/01
------------------------------------------------------------------------------------------
 2        Define M1 Spec                  4 wk         02/07/01       27/07/01
------------------------------------------------------------------------------------------
 3        M1 Spec sign                    0 day        27/07/01       27/07/01       2
------------------------------------------------------------------------------------------
 4        design M1                       4 wk         30/07/01       24/08/01       3
------------------------------------------------------------------------------------------
 5        Build M1                       11 wk         27/08/01       09/11/02       4
------------------------------------------------------------------------------------------
 6        pass CE mark                    8 wk         12/11/02       04/01/02       5
------------------------------------------------------------------------------------------
 7        Ship M1 to Singapore            4 wk         07/01/02       01/02/02       6
------------------------------------------------------------------------------------------
 8   M2                                 400 day        02/07/01       10/01/03
------------------------------------------------------------------------------------------
 9        improve machine cost           30 wk         02/07/01       25/01/02
------------------------------------------------------------------------------------------
10        reduce operation cost          30 wk         02/07/01       25/01/02
------------------------------------------------------------------------------------------
11        Increase MTBF of robot         15 wk         02/07/01       12/10/01
------------------------------------------------------------------------------------------
12        Increase MTBF of System        18 wk         02/07/01       02/11/01
------------------------------------------------------------------------------------------
13        Increase Yield                 18 wk         28/01/02       31/05/02       11-12
------------------------------------------------------------------------------------------
14        Define M2 Spec                  4 wk         01/07/02       26/07/02       13
------------------------------------------------------------------------------------------
15        design M2                       4 wk         29/07/02       23/08/02       14
------------------------------------------------------------------------------------------
16        M2 spec sign                    0 day        23/08/02       23/08/02       15
------------------------------------------------------------------------------------------
17        Build M2                       16 wk         28/08/02       13/12/02       16
------------------------------------------------------------------------------------------
18        Ship M2 to Singapore            4 wk         16/12/02       10/01/03       17
------------------------------------------------------------------------------------------
19   Agronomics                         625 day        02/07/01       04/07/03
------------------------------------------------------------------------------------------
20        Select products                24 wk         02/07/01       14/12/01
------------------------------------------------------------------------------------------
21        Germination substrate          24 wk         17/12/01       31/05/02       20
------------------------------------------------------------------------------------------
22        Nutrition solutions            24 wk         03/06/02       15/11/02       21
------------------------------------------------------------------------------------------
23        Insect rejection mechanisms    30 wk         18/11/02       13/06/03       22
------------------------------------------------------------------------------------------
24        Climate & Air mixture          30 wk         02/07/01       25/01/02
------------------------------------------------------------------------------------------
25        Artificial lighting            35 wk         28/01/02       27/09/02       24
------------------------------------------------------------------------------------------
26        Photosynthesis optimization    40 wk         30/09/02       04/07/03       25
------------------------------------------------------------------------------------------

[GRAPH OMITTED]

THE MARKET
----------

The GrowTECH(TM) system technologies aim to automate the 'food in the field' side of the food chain. By automating the repetitive and many times injury prone motions of cultivation, The GrowTECH(TM)'s cultivation platforms eliminate most of the human cost of production - a large component of overall input costs.
The result is an environment designed to boost productivity several multiples that of traditional, manual mechanized processes.

Productivity is the key to success in today's agricultural economy. Automation technologies will drive agricultural productivity in this new century. That's why OrganiTECH's highly innovative and experienced engineers spent thousands of man hours developing the Company's automation technologies. The result; the innovation of a multitude of new, proprietary robotic subcomponents ranging from pneumatic end effectors to sensory components - many results in patents been sought for their protection.

With worldwide demand for grain expected to triple in the next 50 years, automation technologies must do more than automate the navigation of fossil driven equipment. They must move beyond conventional concepts, addressing all deficiencies in the entire process. While the newest precision farming technologies such as yield mapping systems are reducing inputs and raising productivity, these technologies only take cultivators part of the way toward reaching sustainable agriculture.

The GrowTECH(TM) automation solutions were designed to solve the deficiencies of precision farming and other emerging agro-automated technologies by completely redesigning the physical makeup of the field. By moving the field into a new, compact environment, The GrowTECH(TM) platform provides conditions and efficiencies in the automation process that are unachievable in the automation of the open dirt field.

The greatest risks of crop loss are many times unmanageable in the field. Weather, pests, and even soil variables determine yield and profit of a field. To eliminate these environmental variables and produce pesticide free, low cost produce, The GrowTECH(TM) moves the field into a complete climate controlled hydroponics environment. Utilizing a sealed insulated container for its housing and computer systems for complete control of irrigation and environment, the system offers space age control of the growth environment. High cost inputs such as fertilizers are reduced dramatically while pesticide application is pushed to zero. Water consumption is also efficiently reduced to a fraction of conventional usage. And with the use of 24 hour growth lighting and temperature optimization technologies, the growth cycle is reduced by as much as 50% from germination to harvest. The GrowTECH(TM) is a low input - high output revolutionary solution.

The GrowTECH(TM) was designed to overcome the challenges facing the 21st century farmer. It is engineered to improve cultivation and extraction productivity, raise the quality of produce, reduce environmental impacts, mitigate distribution inefficiencies, virtually eliminate labor, and lower costs of production and other inputs across the entire process.

By providing these unique advantages, the GrowTECH 200O(TM) allows the world farmer to once again create enormous value in the production pipeline that extends downstream to benefit consumers worldwide.

                               GrowTECH 200O(TM)

                            Revolutionary Advantages

     o   Herbicide & Pesticide Free
     o   Extremely Water Efficient
     o   Environment Friendly Technology
     o   Contained Environment: Eliminates Abiotic Conditions
     o   Crop Yield Productivity Up To 1000 Times Greater
     o   Advanced Hydroponics Technology
     o   Space Efficiency: Stackable Machines
     o   Completely Automatic: From Planting To Harvest
     o   Glatt-kosher Standard: No Insects or Worms Present
     o   Optimum Growth Conditions, Shortened Growth Cycle
     o   Nominal Bacterial Threat Allowing Fast, Safe Packing
     o   Steady Production Cost Year-Round
     o   Portable: Distribution Efficiencies
     o   Modular: Computer & Robot Controlled

Modern advances in agriculture have increased food production, but they have also introduced large-scale use of pesticides and fertilizers. Distribution inefficiencies and rising adverse growing conditions are compounding the crisis.

In order to meet the rising world demand for food and pesticide free produce, producers will require radically new, cost effective platforms that mutually conform to the demands of consumer and the demands of the ecosystem. These new technologies must grow robust crops without the use of pesticides, yet lower the typical cost associated with cultivation. Technologies that reduce labour costs and increase yield without pesticides will drive the market. The GrowTECH(TM) is the only sustainable technology to offer a complete, cost effective, automated solution for the production process of green leaf vegetables, herbs, and other valuable plants.

Since 1945, insecticide use in the United States has increased tenfold, reaching an estimated 911 million pounds per year for agricultural crops. As a result of this increased reliance on dangerous insecticides, food crops are now treated with an average seventy-one known carcinogenic chemicals. Further concerning scientists and consumers is the effectiveness of insecticides, which appears to be declining at a time when Americans already ingest 167 times more dioxin every day than the acceptable daily level. It is the rising dangers from pesticides combined with an increasing awareness of the nutritional benefits of hydroponic foods that have consumers demanding safer produce.

The world agricultural and food biotechnology market has the potential to grow to US$ 46 billion by the year 2000, according to a report by Ernst & Young. The firm further predicts that the agricultural biotechnology sector in North America will experience 55% annual growth rates to the year 2004! Biotechnology is transforming the world of agriculture, opening up immense new opportunities at a greatly accelerated rate for agricultural technology developments such as the GrowTECH(TM) system.

The worldwide market for lettuce represents an annual multi-billion dollar industry. As the second most popular fresh vegetable, the worldwide lettuce production is constantly rising, reaching close to 18 million tons per year. The U.S. market for lettuce alone generates $10 billion in annual revenue with $3 billion spent on so-called added-value lettuce (i.e. ready-to-eat, clean, organic, freshly cut or hydroponic). Current data suggests that this added value market is growing at a rapid pace of 30% per year. The GrowTECH 2000(TM) is designed to capitalize on the long-term trend and enormous demand for hydroponic lettuce - a clean, ready-to-eat product that contains no insecticide or pesticide residues typically used in the cultivation process. If the current trend continues and the company can capture 10% of the equipment market over the next 10 years, the Company believes sales of the GrowTECH 2000(TM) could exceed four hundred million dollars only in the U.S. (Projection based on Hartman & New Hope 1998 data).

The Far East market has enormous potential for use of the GrowTECH(TM) technology. The cost of production in the Far East of leafy vegetables is extremely high due to lack of proper land and climate conditions. The markets are very strict on quality control and therefore utilize expensive growing methods using advanced hydroponics and greenhouses that are operated by costly manual labor and utilities. To supplement the market's growing demand, the Far East relies on the import of leafy vegetables. The shipping costs and requirements to qualify for strict quality control cause very high pricing to end consumers.

California's vegetable growers are finding expanding markets in the Far East:
More than $100 million worth of California broccoli and lettuce was exported to Asia in 1995. Japan is easily the largest export market for California agriculture, with more than $3 billion in goods measured by the exporter's cost, according to the California Department of Food and Agriculture. But the top 10 markets for California agriculture also include six other countries in the Far East. These top seven Asian markets account for more than 60 percent of Californian's agricultural exports. While the Japanese market looks to have stabilized, the emerging Asian markets are growing at staggering rates. China entered the top 10 list with a six-fold increase from 1992 to 1995. During those same three years, exports to Singapore tripled, exports to Indonesia nearly doubled, while the South Korea and Hong Kong markets continued to grow at healthy rates.

"The worldwide market is exploding and it will continue to explode," said Doug Classen, who is a salesman with Nunes of Salinas. "The world is a smaller place." Nunes is a leading international exporter of California and Arizona grown lettuce.

The Asian market is growing and the prices are the best of any market, foreign or domestic. But the Asian market is a world of its own that requires specialized knowledge of markets, regulations and even production.

Only the highest quality agricultural produce can be sold in Asia. Agricultural produce must be able to travel for 15 to 20 days before it reaches the market. "They want a higher quality, mainly because of the shipping time," said Darrell Yoshimi, who is the international sales manager for Dole Fresh. "By the time it gets to the market, it's quite a bit older."

In addition to the quality that will survive the trip around the globe, the produce must also meet highly particular standards that not only differ from those of the domestic market, but can also differ from country to country within Asia. The specifications of the Asian market can translate into yields that are substantially below those in fields harvested for the domestic market. "We inspect for insects, or other invertebrates, or diseases the country has indicated they don't want coming in with that crop," Colveric said. When asked how many different sets of rules an Asian exporter must follow, Colveric answered, "How many countries are you exporting to--each country has its own rules." Once the product passes inspection in this country, it still faces what can be a difficult entry into its Asian destination.

While the GrowTECH 2000(TM) is sophisticated technology; it is competitively priced to compete against traditional technologies in the conventional lettuce market worldwide. All industrialized and developing nations, which lack the climate and labor conditions necessary to grow lettuce in an economical and reliable manner are prime target markets for the GrowTECH 2000(TM).

Return on investment for the customer of the GrowTECH 2000(TM) is the main factor of determining its price. As a result Organitech will separate and divide its market segments to the different global regions, depending on their climatic conditions and their agricultural technological abilities. The client is to obtain a return on his investment within three years of operations. According to a market research conducted in the U.S., the machines will sell for $120,000-$150,000 each enabling the customer a return on his investment in a maximum of three years time. This calculation includes operating costs, maintenance, service, and other relevant costs for marketing the harvested products. Due to the above-mentioned factors relating to the Far East market, we expect to market the GrowTECH(TM) system for around $150,000 and up. The estimated cost of mass production of the GrowTECH(TM) system is designated to reach $60,000-$80,000 per machine. This estimation is based on Organitech's experience of constructing 3 prototype machines and 2 beta site machines. The added costs for implementing the needed modifications and technologies to create a system that meets the needs of the targeted markets in this project, are a one-time expense streamed to the engineering and agronomic Research & Development and the creation of a newly designed manufacturing guide by both parties.

This is feasible in a time frame of 1-3 years. This would put Organitech in a position where they can sell both containers and non-GMOs seeds.

Organitech has a potential for numerous applications in research, in particular in the field of mutant screening, genomics and transgenic plants. One of the advantages of the Organitech system is that it represents a confined environment that in my opinion (I am responsible for safety with transgenic plants in the Weizmann Institute) fits the requirements for P3, i.e. a high level of containment and safety. This means that many academic or industrial groups which work with transgenic plants could be interested to purchase such facility. It would be good for Organitech to obtain from the Israeli authorities and then from Europeans and US, a "teudat hekhsher", i.e. a certificate that your stuff is P3 (I am in contact with the Israeli national safety officer and can help you with that). Another field of high interest is screening of mutants. This requires growth and screens of tens of thousands of plants. Mutants can be chemically induced or physically induced (irradiation) or genetically induced through insertion of mobile DNA (transposons or T-DNA). From what I saw it would be feasible to adapt some of the robot's functions to the requirements of such mutant screen. Mutant screen is important for breeding (using new traits, e.g. the long shelf life mutants) it is also important to identify the genes and their function and patent these genes. The field of functional genomics today is largely based on the ability of high-throughput screen of mutants. There are many academic facilities as well as private companies that are involved in these fields and would be interested either to purchase a container or more likely to purchase services from experts in mutant screens. The candidate plants species are Arabidopsis, tomato, lettuce, strawberry and some flowers (petunia, carnation?).

Organitech should either open a "Genetics" department or, as you suggested, create a daughter company that would deal with breeding and with genomics application. Providing new crops or new applications adapted to the container would obviously open many more prospects for sales of containers. Providing services for genomics is another source of income and on the long range it puts Organitech in a unique position for gene discovery and Ag-Biotech.

Personally, I would be glad to be involved in such endeavour, It fits my expertise in the field of genetics, genomics, mutant screens and my experience with miniaturized crops and my interest in gene discovery and biotechnology. I also believe that your technology can advance my own research. Last but not least, your technology is quite mind boggling and I was seduced. I do share your enthusiasm and expectations for a great future. I can help with supervising the research program of Organitech-genetics; with finding the right people and as I told you on the phone, I can help with the submission of applications to public research programs (European and Israeli) that provide funding for the kind of research that "Organitech-genetics" could do.

Best regards,

Avi
Avraham A. Levy
Professor of Genetics
Plant Sciences Department
The Weizmann Institute of Sciences
Rehovot, 76100 Israel
Tel (W) 972 8 934 2734
Fax 972 8 934 4181
Tel (H) 972 8 934 4205

Application for funding from The SIIRDF
By Organitech Limited of Israel and Agronaut Agricultural Services of Singapore

















/s/ Lior Hessel                           /s/ Jason Lim
--------------------------------------    --------------------------------------
Lior Hessel                               Jason Lim
President                                 General Manager
Organitech Limited                        Agronaut Agricultural Services

EXECUTIVE SUMMARY
-----------------

The GrowTECH(TM) 2000 is a self-contained, fully automated, portable, robotic growing machine that can automatically seed, transplant and harvest commercial quantities of fresh, clean, pesticide-free, hydroponic green leaf vegetables on a daily basis anywhere in the world, 365 days a year.

The GrowTECH platform fully automates the entire cultivation process: Seeding--> Germination --> Growing --> Harvesting. By utilizing advanced hydroponic systems coupled with 24 hour lighting systems, the GrowTECH(TM) 2000 accelerates the growth cycle of plants to levels that greatly exceed those produced by traditional 'in the field' processes. At present, test results show a single GrowTECH platform produce hundreds of heads of lettuce per day, 365 days a year
- a yield of up to 200 times higher than that of arable farming land. Due to the stackable nature of the platform, it offers even higher levels of space efficiency. So radical a 'breakthrough' is this platform that it has already caught the attention of the international press, global companies, and even government organizations.

Prototype alpha testing of the GrowTECH 200O(TM) in the production of lettuce has provided strong value propositions for the platform's commercial feasibility. Based on these initial results, Organitech secured a beta site agreement for two machines, to be operated in Singapore, with Agronaut Agricultural Services.

Agronaut is the company who has partnered with Organitech for the execution of the pilot farm stage in Singapore. Agronaut Agricultural Services is a new company set up in September 1999 to bring promising agricultural technology to the East and Southeast Asian Region as:

1. This region will have very strong population and economic growth in the coming years.

2. Economies that have jobs moving away from agriculture therefore will have a very tight agricultural labour market.

3. Current methods of farming produce low yield, high chemical usage and soil degradation leaving much room for improvement.

4. As disposable income increases, consumption of non-traditional 'exotic' foods will increase, as is the case with many of the 'new' lettuces currently available. Lettuce Romaine is one good example that had moved from high-end supermarket shelves to the neighbourhood wet markets. These new vegetables usually cannot be cultivated year round in this region, if at all.

5. Increased tourism will also see a growing demand for high end leaves that are currently imported.

6. Lack of land and water resources.

Preliminary research around the region showed a very promising market in the consistent production of high quality high-end vegetables.

Comparison with Competitors

-------------------------------------------------------------------------------------------
                    Conventional Farming          Hydro/aeroponics         GrowTech 2000
-------------------------------------------------------------------------------------------
XXXXXXX             6-8 per 80ton/ha              8-10 per                 1 per 100 ton
                                                  100ton/ha
XXXXXXX             80ton/ha                      100ton/ha                25ton/machine
                    --------                      ---------                -------------
XXXXXXX
XXXXXXX  Produce    Inconsistent                  High                     High
XXXXXXX             Inconsistent standard         Sprayed                  Constant
                                                                           High Quality
XXXXXXX Cycle       Weather/Season Dependent      Weather/Season           Around the Year
                                                  Dependent
--------------------------------------------------------------------------------------------

Agronaut Agricultural Services' plans are to

* Market Agricultural solutions from Israel to the region.

* Participate in setting up farms around the region. All farms must:

     1.  Increase yield per hectare.
     2.  Adaptable to commonly consumed as well as exotic leaves.
     3.  Free of chemicals harmful to the consumer and the environment.
     4.  Reduce dependence of manual labour or increase tons per worker spread.

The commercial deployment of the GrowTECH systems will be executed using a pilot farm for comprehensive preparation of the technology to meet the various markets' needs and for learning the best methods for commercial penetration of the targeted markets.

The goals of this beta site farm is to accurately and quickly assess the viability of the technology and to obtain technical improvement data for a speedy response to the demand of the targeted markets.

The pilot farm is an important stage for Organitech and for Agronaut in introducing the technology to the market. The conclusions will assist the two companies in giving the engineering solutions and marketing solutions for the most successful and rapid penetration of the designated markets with lettuce varieties grown in the GrowTECH system. This project has two fundamental objectives. One, is to acclimatize the GrowTECH lettuce to the market of the Far East region, utilizing the advantages of a clean, fresh, ready-to-eat and steady priced product. The second is to adapt and modify the system, enabling it to produce the local market green leaf vegetation and other crops as well. In the past few months, the two firms have conducted preliminary tests in growing popular local varieties using Organitech's platform technologies.

Currently, Organitech has a staff of over 25 highly skilled employees in the fields of Agronomy, Mechanical Engineering, Software, Robotics and Electrical Engineering. Many of them work on research and development projects beyond the GT 2000(TM). The team is highly qualified and experienced, simplifying the implementation of this project by only optimizing and modifying the developed technologies to fit this project's objective.

The Engineering R&D department is headed by Dr. David Bar-On, the company's Chief Technology Officer.

Dr. Bar-On is a D.Sc. in intelligent control of robotics from the Technion and holds a Ms.c in Electrical Engineering and a BSc in Computer Engineering. Dr. Bar-On has more then fifteen years experience in the High-Tech industry. His last position was Development Manager in a semiconductor equipment manufacturer. The Agronomic department is headed by Mr. Jacob Hai, the company's Chief Agronomist. Mr. Hai holds a MSc in agronomy from the Hebrew University of Jerusalem. Mr. Hai also holds a MSc in Biology from Tel-Aviv University. He held a senior executive marketing and R&D position at Zeraim Gedera, Israel, a seed processing company.

Far East Sales
Forecast                      Revenue Projection

--------------------------------------------------------------------------------
           Year:        2001        2002        2003       2004         2005
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Sales:
--------------------------------------------------------------------------------
GrowTECH   2000
(Units)                  0           0           50         60           70
--------------------------------------------------------------------------------
GrowTECH   2000
($1000)                 $0          $0         5,000      $6,000       $7,000
--------------------------------------------------------------------------------

THE INNOVATION
--------------

The GrowTECH 2000(TM) is a revolutionary technological breakthrough in the field of agriculture. The Company believes the design of the platform - incorporating proprietary robotics, a 40 ft. standard shipping container, and advanced hydroponics - is an extraordinary and novel approach that provides unique and powerful benefits to processes and applications requiring cultivation. It uses proprietary robotics, an advanced environment control system and a powerful computerized terminal. The GrowTECH 2000(TM) can automatically seed, transplant and harvest commercial quantities of fresh, pesticide-free, hydroponic, ready-to-eat green leaf vegetables on a daily basis. The current design of the GrowTECH could produce hundreds of heads of lettuce per day, all around the year
- regardless of location and climate.

For the first time ever in agriculture, these stackable, self-contained machine units allow cultivators the ability to create a hydroponics farm with the capability to cost effectively produce the highest quality lettuce in large, natural quantities, yet without high quantities of labor, water, power and land. To the Company's knowledge, there is no other agricultural system commercially available that produces fresh, clean, ready-to-eat produce at such a consistent and effective manner. Furthermore, the company has been unable to identify any machine capable of fully automating the production process of plants and vegetables.

The GrowTECH 2000(TM) is designed to deliver high levels of reliability and efficiency, thus making it one of the most advanced and competitive agricultural growing systems in the world. The platform not only provides an ideal solution for regions lacking sufficient growing conditions, land availability or water resources, but also provides a fresh and clean product to a consumer segment exhibiting strong and rising demand worldwide. Plant growth so far is done in the open field or in greenhouses. These are well-established systems, however, they do not offer full control of the growth conditions and therefore cannot be used all year round and usually give products of variable and unpredictable quality depending on the environmental conditions.

The state of the art in fully controlled growth systems is that there are several types of commercially available plant growth chambers. However, these are usually small walk-in chambers where only a small amount of plants can be grown. These chambers are used almost exclusively for academic needs to study the effect of day length, temperature, light, etc. on plant growth. They are not adapted to commercial growth of crops and they are not economical at all since they contain only a few (tens or at best hundreds) of plants. To date, none of the systems on the market have performances comparable to the GrowTECH(TM) system.

Market research has revealed that Organitech currently has no direct competitors. There is no other industrial system commercially available that produces fresh, clean, ready-to-eat, and hydroponics vegetables at such a consistent reasonable cost. Furthermore, no other machine exists capable of a fully automated production of vegetables devoid of human involvement in the process.

All the tasks proposed in this project are straightforward. Organitech has hired and trained a team of experts in all the aspects of engineering, software development and agronomics applications. The construction and design of the first GrowTECH(TM) system has been a learning period during which Organitech's experts have acquired the extensive skills necessary to carry this research.

The main potential difficulties lie in the commercialization of the product. The operational costs with the GrowTECH(TM) system are relatively high, essentially because of high-energy consumption. This means that in order to be competitive, the system will have to produce high yields. We estimate that under commercial conditions the costs of growth are around $40,000 per year. We therefore expect that with targeted selection for high yield we may be able to reach levels of added value culinary plants. Our optimistic forecast is that we could grow about 130,000 plants per year at a yield of about 150-180 gr. per plant. Under such scenario, the producer may generate an annual income of about $100,000 per year per container. The pessimistic scenario is that yield will be low (100-200 gr. per plant) and that the plant number will remain around 130,000 per year.
In that case the price per plant might be lower for the system operator.

One way to overcome the profitability pitfall is to genetically select plants with added value, e.g. special, luxury products (special colors, shape, taste and health food) and plants with a rapid life cycle that enables the growth of more plants per year and thus increase yield. Note that the products derived from the GrowTECH are pesticides, insecticides and herbicides free and qualify as higher priced products. Moreover, the GrowTECH(TM) system enables the growth of plants outside of the natural season when production costs are also high and sometimes growth is impossible in greenhouses. Therefore it is almost certain that the system will remain attractive despite its high production cost as it enables the growth of leafy vegetables in all the seasons of the year, without having to pay expensive costs of transportation that affect the quality and end cost of the product. The GrowTECH(TM) system not only facilitates the marketing of chemical-free, food but also very fresh food, directly from production to consumption, without sacrificing taste and quality that are normally associated with varieties that carries long shelf-life.

SYSTEM DESCRIPTION
------------------

The GrowTECH 2000(TM) components can be divided into five main categories, Climate Control system, Mechanical system, Biological system,
Electricity/Electronics system and a central computer. Each system interacts with the other systems to form the GrowTECH 200O(TM) machine.

Climate Control System

The climate control system is responsible to maintain the correct temperature and CO2 level. A powerful air-conditioning unit keeps the air inside the container at a constant temperature. A set of fans circulates the air between the growing beds to ensure an even temperature in all parts of the machine. The CO2 controller keeps the CO2 level inside the container at a ppm (Parts Per Million) value, which is required for optimum growth. When the CO2 level drops under a certain level the controller opens a valve, letting a flow of pure
CO2 enter the container's atmosphere.

[GRAPHIC OMITTED which depicts illustrates how each water bed is divided into two lanes of Styrofoam containers in which the plants are grown. Each lane is 12 Styrofoam containers long, however, one Styrofoam container is omitted from opposite ends of each lane allowing the containers to rotate counterclockwise.]

Mechanical system

The mechanical system plays the role of "working hands" in the GrowTECH 2000(TM), performing all the duties of handling the seeds and plants. The mechanical system is divided into three sub-systems Robot, Seeder, and rotating system. The robot performs two duties; transporting small plants from the germination beds to the growing beds and harvesting the fully-grown plants. To accomplish these tasks, the robot is equipped with two sets of arms; one for transporting and one for harvesting. By moving up and down, the robot can reach all of the beds in the GrowTECH 2000(TM). To maximize the growing area, the GrowTECH 2000(TM) robot is stationary. An electrical & pneumatic system of conveying the plants is used to bring the plants into reach of the robotic arm. The plants are grown inside Styrofoam containers floating on the waterbed. Each waterbed is divided into two "lanes", by leaving one empty space (the size of the Styrofoam container) in each lane, the Styrofoam containers can be rotated. A set of pneumatic pistons and electric motors are responsible for pushing the containers around using the water as a conveyor belt. All beds rotate at the same time with the exception of the germination beds that have a separate set of pistons and motors. The seeder system's duty is to place seeds inside the Styrofoam germination pods. The seeder uses a vacuum pump to lift three seeds at a time from a vibrating tray filled with seeds, and transports them to their assigned positions in the containers.

Biological System

The biological aspect plays a major role in the operation of the GrowTECH 2000(TM). The plants are encouraged to grow at a rapid rate. To enable them to do that, they must get optimal growing conditions. The GrowTECH 2000(TM) pumps nutrients into the water. The water is circulated between the beds to ensure an even distribution of nutrients, CO2 and oxygen, through a circulating pump. Controllers monitor and maintain the PH and nutrients' levels in the water. The interior of the GrowTECH 2000(TM) is lit using special fluorescent lights. The lights are turned on for pre-determined periods of time to simulate the desired length of daylight for the plants.

Electronics/Electrical

The electronic system in the GrowTECH 2000(TM) is made out of six electronic PCBs (Printed Circuit Boards). The electronic system's duties are to collect information from all motor and pistons sensors, transmit them to the computer, and execute the computer's instructions of moving the motors. The electronic system uses 5V and 24V circuits. The electrical system provides the main power for the GrowTECH 2000(TM) for operating the lights, pumps and air-conditioning unit. The electrical system requires 3x90Amp on 380V in 3Ph. The electrical system is operated through the back main electric box.

Computer

The GrowTECH 2000(TM) computer performs two tasks: User interface and machine operation. The computer uses a special program to operate and synchronize all of the machine components, making the GrowTECH 2000(TM) a fully automatic machine. The software user interface, let's the user know the machine statutes and instruct the machine to start or stop certain procedures.

PATENTS

Since its formation, the company had rapidly executed its initial business plan, developed new products, and filed for U.S. patent claims on 161 different technological applications. The company is not violating any intellectual propriety. Oganitech has retained the legal council of the local leading patent house of Dr. Mark Friedman Ltd., for all issues concerning intellectual propriety. This includes planning the patent strategy, the screening of patents and registering the applications for the company's intellectual propriety through the US Patent Office. During the project the patent claims will be updated according to the developments and modifications, which are structured in the process. Organitech has no patent obligations to any firm or individual. All relevant claims on the patents are the sole intellectual propriety of Organitech.

PROPOSED R&D PROGRAM
--------------------

         ANALYSIS OF PROBLEM
         -------------------

         The GrowTECH system is at its beta stage. The project's main purpose is to reach the commercial deployment stage of the system by creating a more functional and reliable machine that will meet the needs of a specific market region.

         The project's objectives are as follows:

               1. To improve the machine's operational reliability and transforming it from a beta machine to a fully operational product.

               2. Adaptation of the technological platform to meet the market trends in Singapore and other countries in the Far East. The current GrowTECH(TM) system has been designed to produce lettuce. In order to broaden its market, Organitech has to expand its applications to new crops. The plant varieties of leafy vegetables consumed in Singapore and the Far East are different from those consumed in the western market. The system today has yet to be engineered to supply the agronomic and technological conditions for growing the various plants consumed in Singapore.

               3. Lowering the production costs of the machine, thereby reaching an efficient and optimal solution for the automatic, reliable and year round production of chemical free culinary and pharmaceutical plants.

               4. To lower the operational costs by reducing the electrical power consumption of the system and upgrading the daily yield causing lower costs per plant production.

         PROPOSED APPROACH
         -----------------

         The tasks will be divided into two main areas, Engineering and Agronomic. The engineering tasks will be headed by Dr. David Bar-On, Organitech's Chief Technology Officer. The Agronomic tasks will be headed by Mr. Jacob Hai, Organitech's Chief Agronomist.

         Engineering
         -----------

         The purpose of the engineering activity is to improve the machine's operations and transform it from a Beta version machine to a fully operational and reliable product. The engineering part of the project is divided into five main tasks:

               1. MTBF (mean time between failure), MTTR (mean time to repair): To improve the reliability of the machine and minimize the machine's down time by simplifying and standardizing service procedures.

               2.   Machine Cost: To minimize the machine manufacturing cost.

               3.   Operational Cost: To minimize the cost of operation.

               4. Improve Yield: This will directly influence the cost per product grown in the machine.

               5. Meeting the Far East standards. This is a basic requirement of today's advanced markets and is a necessary condition prior to commercialization.

APPROVED PROJECT BUDGET - Organitech

         QUALIFYING ITEM

                                                                          COST TO         QUALIFYING
                                                                          PROJECT            COST
                                       Gross Annual    % on Project         US$               US$
                                          Salary      (Direct Labour)
I DIRECT LABOUR
  Chief Agronom                           54,996             50           54,996             54,996
  Software Manager                        54,000             40           43,200             43,200
  Software Engineer                       31,800             50           31,800             31,800
  Mechanical group mgr                    66,000             50           66,000             66,000
  Mechanical CAD designer                 50,400             80           80,640             80,640
  Snr mechanical engineer                 54,000             60           64,800             64,800
  Mechanical engineer                     37,800             60           45,360             45,360
  Project Manager                         58,992             50           58,992             58,992
  Technician                                                              60,000               0
Overheads (O/H) @ 25%                                                    126,500            111,447
                                                                       ----------------------------
TOTAL DIRECT LABOUR & O/H                                                632,500            557,235

II EQUIPMENT                                                                                   0
                                                                       ----------------------------
TOTAL EQUIPMENT                                                                                0
                                                                       ----------------------------

III TRAVEL EXPENSES                                                       16,000             16,000
  Spore (6 trips x 1 person)
                                                                       ----------------------------
TOTAL TRAVEL                                                              16,000             16,000
                                                                       ----------------------------
IV OTHERS
  Contractors*                                                           274,000            125,000
  Purchase & Degradable*                                                 375,000            305,000
                                                                       ----------------------------
TOTAL OTHERS                                                             649,000            430,000

General & Administrative Expenses
@ 5% total company budget                                                 64,875             50,162
                                                                       ----------------------------
TOTAL BUDGET                                                           1,362,375          1,053,397
                                                                       ----------------------------

---------------------------------------------------------------------------------------------------------------
                                                                             US$                 SIIRDF Funding
TOTAL QUALIFIED BUDGET                                                                               @ 40%
                                                                          1,053,397                 421,359
---------------------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE, (30%)                                                                        126,407
FIRST PAYMENT (ON SIGNING OF CONTRACT)
---------------------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE, (30%)
SECOND PAYMENT (1-12 MTHS)                                                                          126,408

After the first project review, receipt & approval of 1st technical & fiscal reports
---------------------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE, (40%)
FINAL PAYMENT (13-24 MTHS)
After the final project review, receipt & approval of final technical & fiscal reports together     168.544
with an audit statement from the external auditor cerfifying that the accounts of the project expenses are in accordance with the generally accepted accounting principles.
---------------------------------------------------------------------------------------------------------------

* See attached

Organitech
------------------------------------------------------------------------------------------------------------------------------------
Contractors                                   Amount              Amount                 Total          Qualifying Cost
------------------------------------------------------------------------------------------------------------------------------------
Sea Land & air transportation                 10,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Cranes                                        15,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
NRE & Electronics Design                      45,000                                                             45,000
------------------------------------------------------------------------------------------------------------------------------------
Electricity                                   30,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Engineering Design                            80,000                                                             80,000
------------------------------------------------------------------------------------------------------------------------------------
Polystring & Plastic Custs Molds              20,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Professionals (scaling, welding etc)          74,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  274,000                  125,000
------------------------------------------------------------------------------------------------------------------------------------
Purchases Degradables                       1st year            2nd year
------------------------------------------------------------------------------------------------------------------------------------
Electricity                                   20,000              20,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Agronomic materials                           30,000              30,000                                         60,000
------------------------------------------------------------------------------------------------------------------------------------
Mechanical parts                              55,000              55,000                                        110,000
------------------------------------------------------------------------------------------------------------------------------------
Robot parts                                   40,000              40,000                                         80,000
------------------------------------------------------------------------------------------------------------------------------------
Comp & CCD monitoring                                             19,000                                         19,000
------------------------------------------------------------------------------------------------------------------------------------
Electronic parts                              10,000              10,000                                         20,000
------------------------------------------------------------------------------------------------------------------------------------
Light bulbs                                    8,000               8,000                                         16,000
------------------------------------------------------------------------------------------------------------------------------------
Lab equipment                                  5,000               5,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Working tools                                 10,000              10,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Total                                        178,000             197,000                375,000                 305,000
------------------------------------------------------------------------------------------------------------------------------------

Agronauts
------------------------------------------------------------------------------------------------------------------------------------
Contractors                                   Amount              Amount                 Total          Qualifying Cost
------------------------------------------------------------------------------------------------------------------------------------
Sea land air freight/transport                20,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Cranes                                         4,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Control room                                   8,000                                                              8,000
------------------------------------------------------------------------------------------------------------------------------------
Utilities infra-structure
(electric box, water pipings, etc.)           15,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Professionals
(welding, ground preparating)                 12,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Total                                         59,000                                    59,000                    8,000
------------------------------------------------------------------------------------------------------------------------------------
Purchases & Degradables                      1st year            2nd year
------------------------------------------------------------------------------------------------------------------------------------
Electricity                                   50,000              50,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Agronomics materials
(nutrient solution, humidifier,
filters, etc)                                 10,000              10,000                                         20,000
------------------------------------------------------------------------------------------------------------------------------------
Mechanicals parts                             20,000              20,000                                         40,000
------------------------------------------------------------------------------------------------------------------------------------
Packing materials                             15,000              15,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Robot parts                                   20,000              20,000                                         40,000
------------------------------------------------------------------------------------------------------------------------------------
Computer & CCD monitoring equipment                               19,000                                         19,000
------------------------------------------------------------------------------------------------------------------------------------
Electronic parts                              10,000              10,000                                         20,000
------------------------------------------------------------------------------------------------------------------------------------
Lighting                                       8,000               8,000                                         16,000
------------------------------------------------------------------------------------------------------------------------------------
Laboratory equipment                           1,000               1,000                                              0
------------------------------------------------------------------------------------------------------------------------------------
Floats                                        12,000              12,000                                         24,000
------------------------------------------------------------------------------------------------------------------------------------
Refrigeration Unit                             5,000                                                              5,000
------------------------------------------------------------------------------------------------------------------------------------
Working tools                                  5,000                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
C02                                            3,500               3,500                                          7,000
------------------------------------------------------------------------------------------------------------------------------------
Seeds                                          3,000               3,000                                          6,000
------------------------------------------------------------------------------------------------------------------------------------
Water                                            500                 500                                              0
------------------------------------------------------------------------------------------------------------------------------------
Total                                        163,000             172,000               335,000                  197,000
------------------------------------------------------------------------------------------------------------------------------------

ANNEX B - PAYMENT OF GRANT

1 The first payment of the Grant (the "Advance") shall be disbursed to the Participants on the date of this Agreement such that US$126,407 shall be paid to Organitech and US$53,487 to Agronaut;

2. The second payment of the Grant shall be disbursed upon satisfaction of the following conditions:-

      (i) Upon SIIRD being reasonably satisfied with its first project review on the implementation of the Proposal by the Participants; and

      (ii) After receipt and approval of the 1st technical and fiscal reports by SIIRD for the first seven month period.

3. Final Payment of the Grant shall be disbursed upon satisfaction of the following conditions:-

      (i) Upon SIIRD being reasonably satisfied with its final project review on the implementation of the Proposal by the Participants; and

      (ii) After receipt and approval of the final technical and fiscal reports by SIIRD.

4. Notwithstanding the above conditions, the Participants may by written notice to SIIRD request the waiver of the satisfaction of any of the conditions. If at the required time of submission of the first technical and fiscal reports, work on the project prove to be materially behind the Approved Program Plan or the expenditures fall substantially below the Approved Project Budget, SIIRD will review the project with the Participants and determine a suitable course of action with respect to further payments of the Grant.

ANNEX C- APPROVED PROGRAMME PLAN

ANNEX D - ROYALTY PAYMENTS ON SALE OF PATENTED PRODUCTS

1.    ROYALTY RATE: The Royalty Rate in accordance with Clause 3.5 shall be
      1.5%.

2.    ROYALTY BASE:

(a) Where the product sold by the Third Party consists of the Innovation and such Innovation consists essentially of, or depends primarily on, a patented invention or inventions made in whole or in part during the performance of SIIRD-supported work on the project, the Royalty Base shall be the selling price of the product as defined in Clause 3.2.
(b) Where the product sold consists of an assemblage of subsystems or entities, the Royalty Base shall be the selling price of the product multiplied by a fraction the numerator of which shall be the manufacturing cost of those subsystems or entities which incorporate a patented invention or inventions made in whole or in part on the implementation of the Proposal, and the denominator of which shall be the manufacturing cost of the product sold.
(c) If, however, a market price shall have been established for any subsystem or entity which incorporates a patented invention or inventions made in whole or in part under this project and which is sold separately, sold as part of the Innovation, or sold as part of any other product, such market price shall be the Royalty Base.

3. ROYALTY: The Royalty due shall be the Royalty Rate multiplied by the appropriate Royalty Base.

4.    ROYALTY PAYMENTS:

(a) Save as provided in sub-paragraph (c) of this paragraph 4, no Royalty payments shall be made on sales between Participants and the Third Party.
      (b) Each Participant shall make Royalty payments, as computed according to paragraphs 1., 2., and 3. of this Annex D, only when there is outstanding obligation of the Participant with respect to payments under Clause 3 of this Agreement. (c) However, in no event shall the Participants obligation with respect to payments be greater than the amounts indicated in Clause 3.1(b) of this Agreement. Should Participants obligations for payment to SIIRD under Clause 3.1(b) not be fully discharged, any such deficiency shall be made up from Royalty payments on sales of the products between the Participants and the Third Party under sub-paragraph (a) of this paragraph 4, if any.

5.    TERMS OF ROYALTY PAYMENTS:

      The obligation to make Royalty payments in the full amount under this Agreement shall continue for the life of the last-to-expire patent issued on any invention made in whole or in part under this SIIRD-supported project.

6. Royalty payments shall be made on a semiannual calendar basis, commencing at the end of the semiannual period during which any royalty first becomes due.

7.    DEFINITIONS:

      The terms "Royalty Rate", "Royalty Base" and "Royalty" shall have the meanings as respectively provided in paragraphs 1, 2 and 3 of this Annex D, and "Third Party" shall mean such third party person(s) who is granted the right for the sales of any products embodying the Innovation or made by practicing the Innovation under a licence of a patent obtained for the Innovation.

ANNEX E - LICENSE AGREEMENTS

1. If any patented invention or inventions made in whole or in part during this project becomes the subject of any license agreement between the Participants, or either Participant, and a third party, such licensor-Participant shall pay to SIIRD 30% of all payments received by it under such license agreement.

2. If any technology developed, but not including any patented invention or inventions made in whole or in part during this SIIRD-supported project, becomes the subject of any license agreement between the Participants, or either Participant, and a third party, such licensor-Participant shall pay to SIIRD 30% of all payments received by it under such license agreements.

3. In no event shall this Annex E be construed as requiring payments of any amounts greater than those indicated in Clause 3.1 of this Agreement.

4. "License Agreement" as defined in paragraphs 1. and 2. of this Annex E shall comprise only license agreements under which the Participants, or either Participant, cedes to third parties the rights to use any patents or technology arising from this SIIRD-supported project for purposes of using said patents or technology for engendering sales or products developed hereunder. "License Agreements" shall not include any license agreements which the Participants, or either Participants, enters into as a necessary, common or convenient means by which said products are sold to end-users in the ordinary course of business.

7.    PROPRIETARY INFORMATION

7.1 Proprietary information, clearly identified as such, submitted to SIIRD in the Proposal, in any report or verbally, or obtained by the observation of SIIRD personnel pursuant to any request or briefing, shall be treated by SIIRD as confidential. At the request of either Participant, the parties may separately enter into a confidential disclosure agreement. The foregoing restriction shall not apply to:

      (a) information which at the time of disclosure is generally available to the public;

      (b) information which after disclosure becomes generally available to the public through no fault of SIIRD;


      (c) information which SIIRD can show was in its possession prior to the disclosure and which was not acquired directly or indirectly from any Participant;

      (d) information which SIIRD can show was received by it after the time of disclosure from any party without any obligation of confidentiality and which was not acquired directly or indirectly from any Participant(s); and

      (e) information which SIIRD is compelled by order of a court of competent jurisdiction or other authority having jurisdiction over SIIRD to disclose.

7.2 The confidentiality obligations set out in this clause shall survive the termination of this Agreement.

7.3 Nothing contained in this Clause 7 shall restrict the right of SIIRD to make public the fact of SIIRD's support for the project, and the identification of the Participants therein. The details of any such publication, however, shall be subject to approval by the Participants.

8.    PATENTS

8.1 If either Participant elects to apply for letters patent on any or all inventions resulting in whole or in part from the implementation of the Proposal, such Participant shall, at its own expense, so apply in Singapore and in Israel, and in such other countries and at such times as it may deem appropriate.

9.    TERM, EXPIRATION & TERMINATION

9.1 The effective date of this Agreement shall be the date of signing of this Agreement. Unless sooner terminated by SIIRD hereunder, this Agreement shall continue to be binding until each Participant has completed and settled all its obligations and liabilities under this Agreement.

9.2 Notwithstanding Clause 9.1, SIIRD may terminate the Agreement forthwith by written notice ("Termination Notice") to the Participants in any of the following circumstances:-

      (a) if any Participant has committed any material breach of any of its obligations under this Agreement and (in the case of a breach which is capable of remedy) has failed to remedy the same within a period of thirty (30) days after receipt of written notice giving full particulars of the breach and requiring it to be remedied;

      (b) if any Participant makes any arrangement or composition with its creditors or goes into liquidation (except for the purposes of amalgamation or reconstruction in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that Participant under this Agreement) or if an encumbrancer takes possession of, or a receiver or administrative receiver is appointed over, the whole or any substantial part of the property or assets of such Participant; or

      (c) if any Participant ceases, or threatens to cease, to carry on business.

      In the event of any such notice, the Participants shall cease to have any rights of any kind to the funding provided by SIIRD.

9.3 Notwithstanding any other provision in this Agreement to the contrary, on the occurrence of the event stated under Clause 9.2(a), SIIRD shall not be obliged to provide any further funding of the Grant after the issue of the Termination Notice until and unless the said default is cured and so demonstrated to the reasonable satisfaction of SIIRD.

9.4 If SIIRD shall terminate the Agreement as aforesaid, all funds given to the Participants hereunder, after deduction of any repayments by the Participants of the Grant and Other Sums under this Agreement, shall become due immediately without the need for demand. Such funds which do not, by terms of this Agreement, bear interest, shall be repaid with interest at 1% more than the average prime rate prevailing at Chase Manhattan Bank, Singapore, from date of Termination Notice.

9.5 The Participant may not terminate this Agreement or abandon the project under the Proposal without the prior written consent of SIIRD, which consent shall not be unreasonably withheld.

9.6 If upon termination of this Agreement for any reason, the budgeted sum has not been fully expended, the Participants shall forthwith return to SIIRD such SIIRD's pro rata share of such unexpended portion. If not repaid forthwith, such sum shall bear interest in accordance with Clause 3.9.

9.7 Termination of this Agreement shall be without prejudice to any rights or remedies available or accrued to any of the parties at the time of termination, or which thereafter may accrue.

10.   FINANCIAL RECORDS

10.1 Each Participant shall maintain the business and financial records and books of account for the work hereunder separate and apart from other business records of the Participant. Such books and records shall be in the usual and accepted form in accordance with standard accounting practices of the applicable jurisdictions.

10.2 Books and records of the work hereunder shall show the Participant's contribution. Upon request by SIIRD, the Participant shall provide evidence of his compliance hereunder.

10.3 SIIRD may examine, or cause to be examined, the financial books, vouchers, records and any other documents of the Participant relating to this Agreement at reasonable times and intervals during the term of this Agreement and for the period of [one (1)] year following termination, or for so long as payments under Clause 3 are due, or may become due SIIRD, whichever shall be the later.

10.4 The audited accounts of each Participant and the reports by the auditors of the Participant shall be submitted to SIIRD within 30 days of receipt of the audited accounts by the Participant.

11.   SUITS AGAINST SIIRD

11.1 Each Participant shall defend all suits brought against SIIRD, its officers or personnel, indemnify them for all liabilities and costs and otherwise hold them harmless on account of any and all claims, actions, suits, proceedings and the like arising out of, or connected with or resulting from the performance of this Agreement by the Participants, or from the manufacture, sales, distribution or use by the Participants of the Innovation, whether brought by the Participant(s) or its personnel or by third parties.

11.2 Each Participant agrees that persons employed by it in connection with the research project shall be deemed to be solely its own employees and that no relationship of master and servant shall be created between such employees and SIIRD, either for purposes of tort liability, social benefits, or for any other purpose. Each Participant shall indemnify the SIIRD and hold it harmless from court costs and legal fees, and for any payment which SIIRD may be obliged to make on a cause of action based upon an employee-employer relationship as aforesaid.

12.   LIMITATIONS ON PAYMENTS

12.1 Notwithstanding anything to the contrary under this Agreement, the Participants' total obligation hereunder (excluding the liability to pay interest under Clause 3.9) for payments to SIIRD shall not exceed the percentages indicated in Clause 3.1 hereto of the Grant and Other Sums actually provided by SIIRD to the Participants hereunder, in year dollars.

13.   MISCELLANEOUS

13.1. SIIRD makes no representation, by virtue of its funding the work hereunder, or receiving payments or royalties as a result of this Agreement, as to the safety, value or utility of the Innovation or the work undertaken, nor shall the fact of participation of SIIRD, its funding or exercise of its rights hereunder be deemed an endorsement of the Innovation or of the Participants, nor shall the name of SIIRD be used for any commercial purpose or be publicized in any way by the Participant except within the strict limits of this Agreement.

13.2. The Participant may not assign this Agreement or any of the work undertaken pursuant to it without the prior written consent of SIIRD, which consent shall not be unreasonably withheld. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

13.3 This Agreement shall be construed under the laws of the Republic of Singapore. The forum for the resolution of any dispute arising from this Agreement shall be the State of Israel or the Republic of Singapore as the moving party may elect. Execution of this Agreement shall be taken as submission to the forum selected pursuant to this Clause.

13.4 Unless the parties to a dispute shall agree otherwise, the dispute shall be referred to arbitration under the rules of the Israel Arbitration Law if the forum is Israel, and under the Arbitration Rules of the Singapore International Arbitration Centre if the forum is in Singapore which rules are deemed to be incorporated by reference into this Clause. All arbitration proceedings shall be in the English language. The decision of the arbitrator shall be final and binding on all the parties.

13.5 Each Participant undertakes to comply with all applicable Republic of Singapore laws, rules and regulations, and those of the State of Israel, and will apply for and obtain all necessary licenses and permits for carrying out of its obligations hereunder.

13.6 Each party shall bear its own legal and other costs and expenses incurred by it in connection with this Agreement. Under Israeli law, no stamp duty is required on SIIRD Cooperation and Project Funding Agreements.

13.7 Any demand, consent, notice or other communication ("notice") authorised or required to be made hereunder shall be in writing and may be given by facsimile, courier, post or hand to a party addressed as follows:-

      a. SIIRD, Singapore-Israel Industrial Research and Development 250 North Bridge Road
           #24-00 Raffles City Tower
           Singapore 179101, Singapore
           Facsimile                   :      [       65 3381797        ]
           Attn                        :      [      Teo Guan Hock      ]

      b.   ORGANITECH LIMITED
           Science Park Technion,
           P 0 Boc 212 Nesher 36601
           Israel
           Facsimile                   :      [     972 4 8308344       ]
           Attn                        :      [     Mr Lior Hessel      ]

      C.   AGRONAUT PTE LTD
           370C Alexandra Road, #03-02
           Singapore 159956
           Facsimile                   :      [       65 2342868        ]
           Attn                        :      [      Mr Jason Lim       ]

      or such other address as the recipient may designate by notice given in accordance with the provision of this Clause.

      A notice:-

      (i) if delivered by facsimile transmission shall be deemed to be received on the date of transmission on production of a transmission report by the machine from which the facsimile was sent which indicates that the notice was sent in its entirety to the facsimile number of the recipient;

      (ii) if delivered by courier, shall be deemed to be received upon receipt by the addressee;

      (iii) if sent by prepaid registered post (airmail, if appropriate), shall be deemed to have been received on the second day after the day on which it was posted if sent to an address within the country of posting and on the seventh day after the day on which it was posted if sent to an address outside the country of posting; and

      (iv) if delivered by hand during normal business hours on a business day, shall be deemed to be given on that day, or in any other case of hand delivery, shall be deemed to be given on the business day following the date of delivery.

13.8 Nothing herein shall create a partnership, joint venture or agency between the parties.

13.9 Save as otherwise specifically provided herein. this Agreement shall not be altered, changed, supplemented or amended except by written instruments signed by all parties or their authorised representatives.

13.10 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by a party shall not constitute a waiver by such party of the right to pursue any other available remedies.

13.11 The provisions contained herein shall constitute the entire agreement between the parties with respect to the subject matter and the Schedule and Annexes, and shall supersede any pre-existing or other agreement, and merge all prior negotiations and discussions or any oral and written communications between the parties concerning the subject matter hereof. No party shall be bound by any statements, inducements, conditions, representations or warranties (whether oral or written) with respect to the subject matter hereof by any party or its agents or representatives other than as expressly set forth herein or subsequently set forth in writing executed by both parties hereto.

13.12 If any of the terms or provisions in this Agreement or the Schedules or Annexes shall be held to be illegal, invalid or unenforceable by any court of competent jurisdiction, in whole or in part, it shall not invalidate the rest of this Agreement which shall remain full force and effect as if such terms or provisions had not been a part of this Agreement. Such terms or provisions held to be illegal, invalid or unenforceable by any court of competent jurisdiction in any state or city shall not affect their legality, validity and enforceability in other states or cites.

13.13 No failure to exercise and no delay in exercising on the part of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provisions.

13.14 This Agreement may be signed in multiple counterparts, each of which is an original and all of which, taken together, constitutes one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Signed for and on behalf of           )
SINGAPORE-ISRAEL INDUSTRIAL RESEARCH  )
AND DEVELOPMENT                       )               By: /s/ Teo Guan Hock
                                                      -----------------------
                                                      Name: Teo Guan Hock
                                                      Title: General Manager


Signed for and on behalf of           )
ORGANITECH LIMITED                    )
                                      )               By: /s/ Ohad Hessel
                                                      -----------------------
                                                      Name: Ohad Hessel
                                                      Title: Director


Signed for and on behalf of           )
AGRONAUT PTE LTD                      )
                                      )               By: /s/ XXXX Jason
                                                      -----------------------
                                                      Name: XXX XXXX Jason
                                                      Title: Director

APPROVED PROJECT BUDGET--Agronaut
   QUALIFYING ITEM

                                                                          COST TO         QUALIFYING
                                                                          PROJECT            COST
                                       Gross Annual    % on Project         US$               US$
                                          Salary      (Direct Labour)
I DIRECT LABOUR
   Agronoms                               50,000            100          100,000            100,000
   Project Manager                        25,000            100           50,000             50,000
   Mechanical Engineer                     8,000            100           16,000             16,000
   Technical Support x 3                  45,000            100           90,000                  0
Overheads (O/H) @ 25%                                                     64,000             41,500
                                                                       ----------------------------
TOTAL DIRECT LABOUR & O/H                                                320,000            207,500

II EQUIPMENTS                                                                                     0
                                                                       ----------------------------
TOTAL EQUIPMENT                                                                                   0

III TRAVEL EXPENSES
   Israel (4 trips x 1 person)                                            12,000             12,000
                                                                       ----------------------------
TOTAL TRAVEL                                                              12,000             12,000

IV OTHERS
   Contractors*                                                           59,000              8,000
   Purchase & Degradable*                                                335,000            197,000
                                                                       ----------------------------
TOTAL OTHERS                                                             394,000            205,000
General & Administrative Expenses
@ 5% company budget                                                       36,300             21,225
                                                                       ----------------------------
TOTAL BUDGET                                                             762,300            445,725
                                                                       ----------------------------

      *  See-attached


---------------------------------------------------------------------------------------------------
                                                                        US$          SIIRDF Funding
                                                                                          @ 40%
TOTAL QUALIFIED BUDGET                                                445,725            178,290
---------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE. (30%)                                                              53,487
FIRST PAYMENT (ON SIGNING OF CONTRACT)
---------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE. (30%)
SECOND PAYMENT (1-12 MTHS)                                                                53,487
After the first project review, receipt & approval of 1st technical
& fiscal reports
---------------------------------------------------------------------------------------------------
PROJECTED EXPENDITURE. (40%)
FINAL PAYMENT (13-24 MTHS)
After the final project review, receipt & approval of final technical & fiscal
reports together with an audit statement from the external auditor certifying that        71,316
the accounts of the project expenses are in accordance with the generally accepted accounting principles.
---------------------------------------------------------------------------------------------------

COMMERCIALIZATION - PLANS AND PROSPECTS
---------------------------------------

Organitech has upgraded its manufacturing capacity by moving into a 250 sq. meter facility adjoining the Technion Entrepreneurial Incubator, where its initial business offices were established. The new facility allows the assembly of up to 4 systems simultaneously. Organitech anticipates a significant increase in manufacturing activities over the next couple of years, based on commercial deployment of the GrowTECH 2000(TM). In order to support this expansion, the Company has identified and is negotiating to lease an 1800 sq. meters manufacturing facility in Yokneam, Israel. The identified site is in a tax free zone and is equipped with facilities including a 20-ton crane, docking facilities, power management systems, advanced telecommunications infrastructures, and management offices. Organitech has received the authority's approval for tax holidays on its future manufacturing facility and activities. The current facility will be transformed into a full time research center and laboratory.

Organitech systems comprises hundreds of diverse and complex technological components required for the operation of the computer, hydraulics, electrical power, and other mechanical system functions. In terms of materials production, Organitech does not currently fabricate any materials used to assemble system components in its platforms. Instead, it relies on various independent suppliers to supply pre-fabricated materials such as metal housings, electrical components, hydroponics trays, metal and plastic tubings, shipping containers, and various other materials.

The manufacturing operations involve primarily the assembly of materials, components and technologies for integration into its products and platforms. Upon the completion of assembly, products are then transferred to a testing station located within the manufacturing facility.

The strategy is to use the data collected from the operation of the first two beta site machines for the creation of the most efficient and reliable manufacturing plan for the GrowTECH(TM) to meet the targeted markets of this project.
During this project, Argronaut will equip itself with the technical support and maintenance abilities of the developed systems. Agronaut will market and eventually support, maintain and service the commercialized products to the Asian markets and will have the responsibility of sustaining the needed parts and supplemental material for the proper operation of the system by their clients.

Simultaneous to this project, the companies will engage in laying out the foundation of the marketing strategy and of the service and support network. By operating, modifying and servicing the beta sites in Singapore, Agronaut's personnel will be completely trained by Organitech in the assembly, installment, operation, service, maintenance and technical support of the systems. When the beta machines reach optimal satisfaction of operation, they will be used as demonstration showpieces for introduction to potential consumers in the targeted markets.

COOPERATION AND BENEFITS
------------------------

The project contains many tasks that cover different subjects (software, mechanical, agronomics, etc.), which must be fulfilled to modify the technology to achieve a successful product launch, penetrating the Far East market. Agronaut's main investment lies in the costs of setting up and operating the machines in Singapore. This includes initial beta machines cost and the training of personnel for technical support and service. Organitech will lead the engineering and agronomy developments of the machine. This includes the costs of hardware and trained personnel needed to develop the product to its commercial state.

A successful commercial deployment of the machines will benefit both companies mutually. Organitech, on the one hand, will reach a point of being a commercial company, that generates income from the sale of its machines. Agronaut will have the exclusive distribution rights to the mentioned markets of this project. It will serve as a sales representative and agent to correspond with the customer's needs for technical support, service and maintenance. All sales and maintenance services to the region will be included in Agronaut's business structure.

In order to withstand the demand of its products, Organitech will need to expand its manufacturing and R&D operations. Organitech has received the authority's approval for tax holidays on its future manufacturing facility and activities. The tax holiday will be given when Organitech moves its production facility to a development zone where the Government has an interest to expand employment opportunities.

Singapore has restricted water sources for its agricultural production. This has made it a dependant nation when it comes to natural resources. Singapore has focused its role in the Eastern region as the gateway for businesses entering that market. The success of this project will benefit Singapore in employment opportunities for technical oriented personnel, sales people and other administrative positions. The country will be able to utilize the technology as a solution for independently producing agricultural products using the minimal use of water and land.

ORGANIZATION AND MANAGEMENT PLAN
--------------------------------








                                                           +----------------+
                                                           |  Lior Hessel   |
                                  +------------------------+  Program       +----------------------+
                                  |                        |  Manager       |                      |
                                  |                        +----------------+                      |
                                  |                                                                |
                                  |                                                                |
                          +-------+---------+                                                +-----+----------+
                          | Ohad Hessel    |                                                | Edwin Lim      |
                +---------+ Organitech     +---------+                             +--------+ Agronaut       +------+
                |         | Project Leader |         |                             |        | Project Leader |      |
                |         +----------------+         |                             |        +----------------+      |
                |                                    |                             |                                |
                |                                    |                             |                                |
        +-------+--------+                  +--------+-------+                +------------+                  +-----+------+
        | XXXXXXXXXX     |                  |    Jacob Hai   |                |  Agronomy  |                  | Mechanical |
        | XXXXXXXXXX     |                  |    Agronomy    |                +------------+                  | Engineer   |
        | XXXXXXXXXX     |                  |                |                                                +-----+------+
        +-------+--------+                  +--------+-------+                                                      |
                |                                    |                                                              |
       +--------+-------+                    +-------+-------+                                                +-----+------+
       |                |                    |               |                                                | System     |
+------+-----+          |             +------+-----+   +-----+------+                                         | Technician |
| XXXXXXXXX  |          |             |  Laborant  |   | Consultant |                                         +------------+
+------+-----+   +------+-----+       +------------+   +------------+
       |         |  Software  |
+------+-----+   +------------+
| XXXXXXXXX  |
+------------+


Mr. Lior Hessel will head the project. Mr. Hessel is the Founder and President of Organitech. He will direct and supervise the assignments of the two companies. OrganiTECH's project leader will be Mr. Ohad Hessel. Ohad is the Vice President at Organitech and he will work parallel to Mr. Edwin Lim, who will lead the project on Agronaut's side. Dr. David Bar-On is OrganiTECH's Chief Technology Officer and he will lead all of the engineering objectives of the project. Mr. Jacob Hai is OrganiTECH's Chief Agronomist and he will lead the agronomic aspects involved in the project. OrganiTECH's personnel will train their counterparts from Agronaut to fill these positions with the systems arrival in Singapore. The two companies will work together through constant communication between the project leader's reporting to each other with their achievements and future assignments.

THE COMPANIES AND THE PROJECT PERSONNEL
---------------------------------------

      Organitech was founded in 1999. It is an Israeli corporation and a wholly owned subsidiary of Organitech USA, Inc. a Delaware corporation. Organitech is an applied engineering solutions company that has set out to develop advanced technologies that cost effectively and completely automate the method by which many foods, plants, and extracts are cultivated, thereby increasing factors of productivity, yield, and quality to levels once unachievable.

     Company History
     ---------------

      March 2000 - Organitech Ltd. formed in Israel by founders Mr. Lior Hessel and Ohad Hessel at the Technion Entrepreneur Incubator Company.

      April 1999 - Organitech conducts experiments and mechanical tests.

      May 1999 - Organitech designs new prototype for cultivation of lettuce - The GrowTECH 2000(TM).

      July 1999 - Organitech announces system assembly of The GrowTECH 2000(TM) Prototype, a revolutionary robotic cultivation platform designed for the cultivation of lettuce.

      September 1999 - Organitech files a Patent Application with the United States Patent and Trademark Office (PTO) covering 56 intellectual properties developed by Organitech, Ltd.

      April 2000 - Organitech announces plans to move all operations into a new state-of-the-art facility adjacent to The Science Park of the Technion (250 square meters).

      May 2000 - Organitech reaches a 20 employees base.

      June 2000 - Organitech installs first two alpha machines.

      July 2000 - Organitech receives order for two beta machines by Agronaut Agricultural Services.

      August 2000 - Organitech hires renowned robotics expert to join the Company's management team and serve as Senior Director of Research & Development.

      August 2000 - The GrowTECH 2000 receives Kosher approval by the top authority in the world, for the cleanliness of the product.

      February 2001 -_ Organitech hires Mr. Ehud Almon to serve as the company's Chief Executive Officer.

      February 2001 - Organitech collaborates with the Weizmann Institute to develop a GrowTECH(TM) system for the intensive culture of miniature tomato plants. The project will be steered by Professor Avi Levy of the Plant Sciences Department at the Weizmann Institute.

      The GrowTECH 2000's application design is currently for the cultivation of a variety of lettuces such as iceberg and romaine, a multibillion-dollar market worldwide. Due to the products flexible design features, the Company is also developing new versions of the GrowTECH 2000(TM) that are designed for the automated cultivation of other vegetables, herbs, fruits etc. The company is structured, and operates, with the objective of applying its revolutionary technology for producing specific products for different markets. This is achievable through modifying the engineering procedures and environmental control systems to correspond with the needs of the plant being grown in the system.

      Mr. Lior Hessel - Program Manager

      Mr. Hessel is the founder of Organitech. He is a graduate of the Agricultural Engineering Department of Technion, The Israel Institute of Technology, and holds degrees in both Mechanical Engineering and Business Management. Mr. Hessel has more than 7 years experience in the technology development sector with a strong background in robotics. Lior began his professional career as a Product Engineer at Kulicke & Soffa.
      From 1995 to 1998 he was a Research and Development Team Manager at Jordan Valley Applied Radiation.

      Ohad Hessel - Project Leader, Organitech

      Mr. Hessel is the co-founder of Organitech. He serves today as Vice President of Operations.

      Dr. David Bar-On - Head of Engineering, Organitech

      Dr. Bar-On is OrganiTECH's Chief Technology Officer. He holds a D.Sc. in intelligent control of robotics from the Technion and holds a Ms.c in Electrical Engineering and a BSc. in Computer Engineering. Dr. Bar-On has more then fifteen years experience in the High-Tech industry. His last position was Development Manager at Jordan Valley Applied Radiation. From 1996 to 1998 Dr. Bar-On was the Ethernet Hardware Manager at LanOptics Ltd. He founded and managed an engineering consulting firm, which developed multi-processor hardware and software of Ethernet testing platforms.
      He is a frequent expert speaker at seminars and conventions on topics of Robot Controls. Dr. Bar-On has released two major publications, called "The TRACK" and "The TRACK II", describing Robotics and Automation of the Technion Robot And Controller Kit.

      Mr. Jacob Hai - Head of Agronomy, Organitech

      Mr. Hai is Organitech's Chief Agronomist. He steers all of OrganiTECH's agronomic applications and solutions. He holds an M.Sc in Agronomy from the Hebrew University of Jerusalem. Mr. Hai also holds an M.Sc in Biology from Tel-Aviv University. Mr. Hai began his professional career as the Regional Adviser for the Israeli Agriculture Ministry (1973-1983).
      From 1983 to 1991 he was the Vice President of "Prinir Ltd". He later founded and managed the Izrael Valley Branch of the "Hamashbir", which sells agricultural materials and equipment.
      Prior to joining the Organitech Management team, Mr. Hai was the Head of Marketing and R&D at "Zeraim Gedera", Israel, a seed processing company.

Beta-Site Project Manager - Edwin Lim

Educated in Singapore in Engineering and in the University of Oklahoma City with a BSc. In Business Administration, Edwin's work experience includes both local and multinational corporations.

Singapore Automotive Engineering Pte. Ltd.'s Product Engineering and Planning/Control Departments where his duties include

      1. Projects Control & Management facilitating the progress of major projects.

      2. Planning workshop layouts to ensure the ease of production for new projects.

      3.    Orientate process flows to maximize efficiency.

      4. Design tools, fixtures and test benches for the assembly and disassembly of military vehicles.

Leica Instruments (S) Pte. Ltd.- Manufacturing of High-Tech scientific instruments and precision optical parts. Duties include:

      1. Compute Standard Cost and transfer prices for parts and instruments manufactured.

      2.    Generate quotations for and participation in tender negotiations

      3.    Conduct cost and price reviews on strategic instruments and groups

      4. Compute essential monthly assessment reports on performance and productivity of all departments

      5.    Core member of Leica Instruments MRP II Implementation Team.

Whirlpool Southeast Asia Pte. Ltd.- Renowned manufacturer of household appliances.

      1. Seek and evaluate potential joint venture partners in India and China. Work include the estimation of product costs of potential companies, inventory analysis, financial justification and research.

      2. Provide continued financial analysis to the new ventures including financial analysis, capital investment justification analysis and cost benchmarking studies of competitors' products.

      3.    Assist design team in setting configuration of products.

      4. Train staff of venture on operational model and standard costing, financial analysis, budgeting and setting long term strategies.

      Agronomic Support

      The Agri-food & Veterinary Authority of Singapore (AVA), with its established expertise in local and regional agriculture, will provide initial agronomic support and laboratory testing. Thereafter, a suitable candidate of local origins will be appointed.

                               Expenses Cash Flow
                               ------------------

================================================================================================
         Year:                           2001             2002              2003           Total
================================================================================================
Sales:
------------------------------------------------------------------------------------------------
GrowTECH 2000 (Units)                       0               20               150
------------------------------------------------------------------------------------------------
Expenses:
================================================================================================
Singapore
================================================================================================
Over Seas Flights                         2.5              7.5                 2              12
------------------------------------------------------------------------------------------------
Technical Support                          10               45                35              90
------------------------------------------------------------------------------------------------
Agronomist                                 30               45                25             100
------------------------------------------------------------------------------------------------
Project Manager                          17.5             19.5                13              50
------------------------------------------------------------------------------------------------
Mechanical Engineer                         5                8                 3              16
------------------------------------------------------------------------------------------------
Contractors                                 9               35                15              59
------------------------------------------------------------------------------------------------
Purchase and Degradable                   150              135                50             335
================================================================================================
                                                                                             662
================================================================================================
Israel
================================================================================================
Over Seas Flights                           2                8                 6              16
------------------------------------------------------------------------------------------------
Chief Agronomist                           25               20                10              55
------------------------------------------------------------------------------------------------
Technician                                 35               25                                60
------------------------------------------------------------------------------------------------
Software Engineer                          55               20                                75
------------------------------------------------------------------------------------------------
Mechanical Engineer                       197               60                               257
------------------------------------------------------------------------------------------------
Project Manager                            38               18                 3              59
------------------------------------------------------------------------------------------------
Contractors                               235               34                 5             274
------------------------------------------------------------------------------------------------
Purchase & Degradable                     245              115                15             375
------------------------------------------------------------------------------------------------
                                                                                           1,271
================================================================================================
Total Expenses                           $956             $595              $182          $1,833
================================================================================================
Accumulate Cash Flow                  -$1,056          -$1,551           -$1,833
================================================================================================

The following is a excerpt from an e-mail from renowned genetics researcher Avraham A. Levy of the Weizmann Institute of Science.

Dear Udi,

Following our discussions, I describe below the way that I think we could collaborate towards the development of applications derived from Organitech technologies.

Organitech should develop a strong Genetics program whose goal would be to breed crops that are adapted to the "container" environment. While lettuce is a good start, as you are already doing, I am convinced that one can develop cultivars even better adapted than the existing ones. For tomato, there is already a good genetic basis that should enable by combining traits from different cultivars to breed for miniature, rapidly growing, tasty and high yielding tomatoes. The same is true for many other species (strawberries, flowers etc?).